Exhibit 99.1

For Immediate Release	Contacts:

	Investors:	Media:
	John P. Jacunski	William T. Yanavitch
	(717) 225-2794	(717) 225-2747

GLATFELTER REPORTS RECORD SALES FOR FISCAL 2011
- Company achieves significant growth in single-serve coffee and feminine hygiene markets -

- Generates strong free cash flow of $76 million during 2011 -

YORK, Pennsylvania – February 7, 2012 – Glatfelter (NYSE: GLT) today reported strong financial results for the quarter and year ended December 31, 2011, including record full-year sales of $1.6 billion, an increase of 10 percent from a year ago, and adjusted earnings of $46 million for 2011, an increase of 12 percent.

For the fourth quarter of 2011, Glatfelter reported consolidated net sales of $391.9 million, a 4.2 percent increase from the fourth quarter of 2010. On a GAAP basis, the Company reported net income of $9.7 million, or $0.22 per diluted share. Adjusted earnings for the fourth quarter of 2011 were $14.2 million or $0.32 per diluted share, excluding costs for the early redemption of debt, work force efficiency initiatives and items related to timberland sales, compared with $14.6 million, or $0.31 per diluted share, in the same quarter a year ago. Fourth quarter 2010 adjusted earnings included tax benefits of $0.06 per share from tax law changes, reserve releases and other factors when compared to 2011. Adjusted earnings is a non-GAAP measure that excludes from the Company’s GAAP-based results certain non-core business items as described in tables later in this release.

“Our business units made good progress in 2011,” said Dante C. Parrini, chairman and chief executive officer. “For example, our Composite Fibers business continued to build on its leading market positions in single-serve coffee and tea products worldwide. Similarly, our Advanced Airlaid Materials business drove increased sales to the global feminine hygiene market, while our Specialty Papers business outperformed the broader uncoated free sheet market for the seventh year in a row. I am particularly pleased with the continued expansion of our operating margins in our growth businesses and the strength of our cash flow.”

Mr. Parrini noted that, during the year, the Company generated strong free cash flow of $76 million which allowed the Company to repurchase $50 million of common stock, complete a debt refinancing at favorable borrowing rates, and maintain a strong balance sheet to allow for further investments in growth initiatives.

The following table sets forth a reconciliation of net income on a GAAP basis to adjusted earnings:

	For the three months ended December 31
	2011		2010
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$9,741	$0.22	$15,268	$0.33
Early redemption of $100 million 7 1/8% bonds(1)	6,065	0.14	—	—
Charge for workforce efficiencies(2)	652	0.01	—	—
Timberland sales and related transaction costs(3)	(2,266)	(0.05)	(964)	(0.02)
Alternative fuel mixture credits	—	—	(84)	—
Acquisition and integration related costs	—	—	345	0.01
Adjusted earnings	$14,192	$0.32	$14,565	$0.31

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

1.	Represents the after-tax costs related to a debt refinancing including debt redemption premium and the write-off of unamortized original issue discount and deferred debt issue costs.

2.	Represents severance costs for the elimination of 60 positions at the Chillicothe, OH facility.

3.	Includes release of tax reserves on timberland sales, net of costs in 2011 to unwind a sale previously accounted for as an installment sale.

“During the fourth quarter, our Composite Fibers operating profits increased 13 percent, benefiting from an improved mix of products sold, primarily due to growth in single-serve coffee and tea products, as well as margin expansion from operating efficiencies related to ongoing continuous improvement initiatives,” Mr. Parrini said. “Advanced Airlaid Materials’ profits grew significantly as shipments increased 6 percent and we continued to realize meaningful benefits from profit improvement initiatives. Specialty Papers delivered a solid quarter with an 8 percent improvement in operating income and a 2 percent increase in net sales.”

Fourth-Quarter Business Unit Results

Specialty Papers

	Three months ended December 31
Dollars in thousands	2011	2010	Change
Tons shipped	189,544	188,321	1,223	0.6%
Net sales	$212,506	$208,837	$3,669	1.8%
Energy and related sales, net	1,457	1,819	(362)	(19.9)%
Operating income	18,228	16,826	1,402	8.3%
Operating margin	8.6%	8.1%

On a year-over-year basis, Specialty Papers’ net sales increased $3.7 million primarily due to a $4.8 million benefit from higher selling prices, partially offset by changes in product mix. Shipping volumes were slightly higher in the year-over-year comparison, and continued the seven-year track record of outperforming the broader uncoated free sheet market, which was down 3.4 percent.

Specialty Papers’ 2011 fourth-quarter operating income increased $1.4 million compared with the 2010 fourth quarter, as the benefits of higher selling prices, operating efficiencies and spending controls more than offset $6.4 million of higher raw material and energy costs.

Composite Fibers

	Three months ended December 31
Dollars in thousands	2011	2010	Change
Tons shipped	23,363	23,254	109	0.5%
Net sales	$119,571	$111,981	$7,590	6.8%
Operating income	9,058	8,044	1,014	12.6%
Operating margin	7.6%	7.2%

Composite Fibers’ net sales increased $7.6 million, or 6.8 percent, primarily reflecting an improved mix of products shipped led by a 5 percent increase in shipments of single-serve coffee and tea products. In addition, higher average selling prices added $2.8 million and foreign currency translation adversely affected the comparison to the year-earlier quarter by $0.7 million.

Fourth quarter 2011 operating income increased $1.0 million, or 12.6 percent, primarily due to an improved mix of products sold. The benefit from higher selling prices was essentially offset by $2.7 million of higher raw material and energy costs, primarily related to abaca and synthetic fiber prices and natural gas prices in Europe.

Advanced Airlaid Materials

	Three months ended Dec 31
Dollars in thousands	2011	2010	Change
Tons shipped	21,075	19,827	1,248	6.3%
Net sales	$59,828	$55,360	$4,468	8.1%
Operating income	3,812	1,081	2,731	252.6%
Operating margin	6.4%	2.0%

Advanced Airlaid Materials’ net sales increased to $59.8 million, or 8.1 percent, primarily reflecting a 6.3 percent increase in shipping volume and a $0.9 million benefit from higher selling prices.

Operating income was $3.8 million in the fourth quarter of 2011, significantly higher than the fourth quarter of 2010. During the fourth quarter, selling price increases offset higher input costs of $0.9 million. In addition, this business’s overall performance continues to benefit from previously outlined improvement initiatives including supply chain synergies, waste reduction and higher capacity utilization.

Other Financial Information

In November 2011, the Company completed an amendment to its revolving credit facility increasing the capacity from $225 million to $350 million, extending the term through November 2016, and providing a more favorable pricing grid. In December 2011, the credit facility and cash on hand was used to redeem its $100 million 7?% Notes due May 2016 resulting in an after-tax charge totaling $6.1 million.

In December 2011, the Company completed a series of transactions to unwind a 2007 timberland installment sales transaction and the related monetization, resulting in the collection of a $43.2 million note owed to the Company and the payoff by the Company of $36.7 million of indebtedness it owed to a financial institution. As a result, the Company received net proceeds of approximately $6.3 million, after transaction costs. Interest expense includes a $0.3 million write-off of unamortized deferred financing costs in connection with the unwinding of the timberland installment sale transaction.

As a result of changes in tax estimates and the expiration of statutes of limitation related to gains on sales of timberlands, the Company released tax reserves totaling $2.5 million in the fourth quarter of 2011. The Company eliminates all gains and losses from timberland sales to determine adjusted earnings.

For the fourth quarter of 2011, the Company’s effective tax rate on adjusted earnings was 25.8 percent compared with a benefit of 2.5 percent in the same quarter of 2010. Income taxes on adjusted earnings for the 2011 fourth quarter totaled $5.0 million. For the fourth quarter of 2010, the Company recorded an income tax benefit primarily due to the year-end enactment of the research and development tax credit, the reversal of a tax reserve for items related to the Concert acquisition and the expiration of statutes of limitation on certain tax matters.

2011 Full-Year Results

Highlights:

•	15 percent increase in adjusted earnings per share compared with 2010;

•	10 percent increase in net sales, which totaled a record $1.6 billion in 2011;

•	24 percent increase in Composite Fibers’ operating income compared with 2010;

•	205 percent increase in Advanced Airlaid Materials’ operating income compared with 2010;

•	Specialty Papers’ shipments outperformed the broader uncoated free sheet market for the seventh consecutive year and generated substantial free cash flow;

•	54 percent of net sales generated from new products, the eighth consecutive year exceeding goal of 50 percent;

•	$76 million of free cash flow and $38 million of cash on hand at December 31, 2011; and

•	Substantially completed the $50 million share repurchase program.

For the year ended December 31, 2011, the Company reported net income of $42.7 million, or $0.93 per diluted share, compared with net income of $54.4 million, or $1.17 per diluted share, in 2010. The results of operations for both years include the impact of significant unusual items. The following table provides a reconciliation of net income on a GAAP basis to adjusted earnings:

	2011		2010
In thousands, except per share	After tax income	Diluted EPS	After tax income	Diluted EPS

Net income	$42,694	$0.93	$54,434	$1.17
Early redemption of $100 million 7 1/8% bonds(1)	6,065	0.13	—	—
Charge for workforce efficiencies(2)	652	0.01	—	—
Acquisition and integration related costs(3)	792	0.02	9,073	0.20
Timberland sales and related transaction costs(4)	(4,160)	(0.09)	(1,063)	(0.02)
Cellulosic biofuel and alternative fuel mixture credits	—	—	(23,184)	(0.50)
Foreign currency hedge on acquisition price	—	—	1,673	0.04
Adjusted earnings	$46,043	$1.01	$40,933	$0.88

The sum of individual per share amounts set forth above may not agree to adjusted earnings per share due to rounding.

1.	Represents the after-tax amounts of a debt redemption premium and the write-off of unamortized original issue discount and deferred debt issue costs.

2.	Represents severance costs for the elimination of 60 positions at the Chillicothe, OH facility.

3.	Represents costs incurred to integrate Concert Industries, acquired in February 2010.

4.	Represents after-tax gains on timberland sales, and the release of tax reserves on timberland sales, net of costs in 2011 to unwind a sale previously accounted for as an installment sale.

Balance Sheet and Other Information

Capital expenditures totaled $64.5 million in 2011, compared with $36.5 million in 2010. For 2012, capital expenditures are estimated to be $95 million to $105 million. This includes $30 million to $35 million of the anticipated $50 million investment to expand capacity to serve Composite Fibers’ growth markets.

Cash and cash equivalents totaled $38.3 million as of December 31, 2011, and net debt was $188.7 million, a decrease of $11.8 million compared with December 31, 2010, excluding collateralized debt.

Free cash flow (cash provided by operations less capital expenditures) was $75.8 million for 2011 and $131.5 million for 2010. Free cash flow in 2011 and 2010 included $17.8 million and $54.9 million, respectively, of cash tax benefits related to cellulosic biofuel and alternative fuel mixture credits. (Refer to the calculation of these measures provided in this release.)

In April 2011, the Company announced a $50 million share buyback program authorized by its Board of Directors. Through December 31, 2011, the Company repurchased 3.5 million shares of common stock for $48.8 million, excluding commissions, reducing average diluted shares outstanding by 2.8 million for the fourth quarter of 2011 and 0.9 million for the full year. The Company completed the share repurchase program in January 2012.

Outlook

“I believe we are creating sustainable long-term momentum for the Company through our leading global market positions, product innovations and culture of continuous improvement and that we are well positioned to further enhance our competitive advantage in 2012. As we entered 2012 we continued to face volatility primarily from sovereign debt issues in Europe. As a result, we expect sluggish demand in Europe early this year for some of our consumer-driven product lines like feminine hygiene and composite laminates,” Mr. Parrini said.

For Specialty Papers, the Company expects slightly higher shipping volumes in the first quarter of 2012 compared with the fourth quarter of 2011, reflecting normal seasonal patterns. Selling prices and overall input costs are expected to remain substantially unchanged.

The Company anticipates Composite Fibers’ shipping volumes will be slightly higher in the first quarter and that selling prices will generally be in line with the fourth quarter of 2011. Input costs are expected to decline modestly. In addition, the elimination of seasonal downtime in the metalized business will be offset by downtime in two of its facilities to complete machine upgrades. The Company expects its results to improve from ongoing benefits associated with its capacity utilization and continuous improvement initiatives.

Global shipping volumes for the Advanced Airlaid Materials business unit in the first quarter of 2012 are expected to be slightly higher than the fourth quarter of 2011. However, due to weakness in the European markets for its feminine hygiene products the Company expects to take approximately one week of downtime at its facility in Germany. Compared with fourth quarter 2011 levels, selling prices are expected to decline slightly faster than input costs due to contractual provisions with certain customers.

The Company expects pension expense in 2012 to increase to approximately $12.4 million compared with $10.4 million in 2011 primarily due to the impact of lower discount rates and the return on investments in 2011.

As a result of the redemption of $100 million of bonds in December 2011, the Company expects interest expense to be approximately $4.3 million in the first quarter of 2012.

For the first quarter of 2012, the Company expects its effective tax rate will approximate 34 percent reflecting the expiration of the research and development tax credits at the end of 2011.

Conference Call

As previously announced, the Company will hold a conference call at 11:00 a.m. (Eastern) today to discuss its fourth-quarter results. The Company’s earnings release and an accompanying financial supplement, which includes significant financial information to be discussed on the conference call, will be available on Glatfelter’s Investor Relations website at the address indicated below. Information related to the conference call is as follows:

What:	Glatfelter’s 4th Quarter 2011 Earnings Release Conference Call
When:	Tuesday, February 7, 2012, 11:00 a.m. Eastern Time
Number:	US dial 888.335.5539
International dial 973.582.2857
Conference ID:	40878449
Webcast:	http://www.glatfelter.com/about_us/investor_relations/default.aspx
Rebroadcast Dates:	February 7, 2012 12:00 through February 21, 2012 11:59 p.m.
Rebroadcast Number:	Within US dial 855.859.2056
International dial 404.537.3406
Conference ID:	40878449

Interested persons who wish to hear the live webcast should go to the website prior to the starting time to register, download and install any necessary audio software.

Caution Concerning Forward-Looking Statements

Any statements included in this press release which pertain to future financial and business matters are “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. These statements are based on management’s current expectations and are subject to numerous risks, uncertainties and other unpredictable or uncontrollable factors which may cause actual results or performance to differ materially from the Company’s expectations. Various risks and factors that could cause future results to differ materially from those expressed in forward-looking statements include, but are not limited to: changes in industry, business, market, political and economic conditions in the U.S. and other countries in which Glatfelter does business, demand for or pricing of its products, changes in tax legislation, governmental laws, regulations and policies, initiatives of regulatory authorities, acquisition integration risks, technological changes and innovations, market growth rates, cost reduction initiatives, the cost, and successful design and construction, of the Composite Fibers capacity expansion project and other factors. In light of these risks, uncertainties and other factors, the forward-looking matters discussed in this press release may not occur and readers are cautioned not to place undue reliance on these forward-looking statements. The forward-looking statements speak only as of the date of this press release and Glatfelter undertakes no obligation, and does not intend, to update these forward-looking statements to reflect events or circumstances occurring after the date of this press release. More information about these factors is contained in Glatfelter’s filings with the U.S. Securities and Exchange Commission, which are available at www.glatfelter.com.

About Glatfelter

Headquartered in York, PA, Glatfelter is a global manufacturer of specialty papers and fiber-based engineered materials, offering over a century of experience, technical expertise and world-class service. U.S. operations include facilities in Spring Grove, PA and Chillicothe and Fremont, OH. International operations include facilities in Canada, Germany, France, the United Kingdom and the Philippines, a representative office in China and a sales and distribution office in Russia. Glatfelter’s sales approximate $1.6 billion annually and its common stock is traded on the New York Stock Exchange under the ticker symbol GLT. Additional information may be found at www.glatfelter.com.

P. H. Glatfelter Company and subsidiaries
Consolidated Statements of Income
(unaudited)

	Three Months Ended December 31		Year Ended December 31
In thousands, except per share	2011	2010	2011	2010
Net sales	$391,905	$376,178	$1,603,154	$1,455,331
Energy and related sales – net	1,457	1,819	9,344	10,653

Total revenues	393,362	377,997	1,612,498	1,465,984
Costs of products sold	339,752	327,166	1,406,305	1,279,737

Gross profit	53,610	50,831	206,193	186,247
Selling, general and administrative expenses	30,351	30,812	124,871	122,111
Gains on dispositions of plant, equipment and timberlands, net	(48)	(135)	(3,950)	(453)

Operating income	23,307	20,154	85,272	64,589
Non-operating income (expense)
Interest expense	(12,417)(1)	(6,502)	(31,794)(1)	(25,547)
Interest income	175	238	666	808
Other – net	(2,894)(2)	(2,453)(3)	(3,299)(2)	(6,321)(3)

Total other income (expense)	(15,136)	(8,717)	(34,427)	(31,060)

Income before income taxes	8,171	11,437	50,845	33,529
Income tax (benefit) provision	(1,570)	(3,831)(3)	8,151	(20,905)(3)

Net income	$9,741	$15,268	$42,694	$54,434

Earnings Per Share
Basic	$0.22	$0.33	$0.94	$1.19
Diluted	0.22	0.33	0.93	1.17
Cash dividends declared per common share	$0.09	$0.09	$0.36	$0.36
Weighted average shares outstanding
Basic	43,491	45,991	45,228	45,922
Diluted	44,073	46,461	45,794	46,374

1.	Includes the write off of unamortized deferred debt issuance costs and the remaining balance of the original issue discount, aggregating $5.9 million, in connection with the early retirement of bonds.

2.	Includes a $3.6 million redemption premium paid in connection with the early retirement of bonds.

3.	Includes the write-off of a $2.5 million receivable under an indemnification agreement established in connection with purchase accounting for the Concert acquisition, offset by a corresponding tax benefit as a change in tax law eliminated the indemnified tax risk.

Business Unit Financial Information
(unaudited)

Three months ended December 31					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$212.5	$208.8	$119.6	$112.0	$59.8	$55.4	$-	$-	$391.9	$376.2
Energy and related sales, net	1.5	1.8	—	—	—	—	—	—	1.5	1.8

Total revenue	214.0	210.7	119.6	112.0	59.8	55.4	—	—	393.4	378.0
Cost of products sold	183.2	179.3	100.6	94.8	53.4	51.3	2.5	1.8	339.8	327.2

Gross profit	30.8	31.4	19.0	17.2	6.4	4.1	(2.5)	(1.8)	53.6	50.8
SG&A	12.6	14.6	9.9	9.2	2.6	3.0	5.3	4.1	30.4	30.8
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	—	(0.1)	—	(0.1)

Total operating income (loss)	18.2	16.8	9.1	8.0	3.8	1.1	(7.8)	(5.8)	23.3	20.2
Non-operating income (expense)	—	—	—	—	—	—	(15.1)	(8.7)	(15.1)	(8.7)

Income (loss) before income taxes	$18.2	$16.8	$9.1	$8.0	$3.8	$1.1	$(22.9)	$(14.5)	$8.2	$11.4

Supplementary Data
Net tons sold	189.5	188.3	23.4	23.3	21.1	19.8	—	—	234.0	231.4
Depreciation, depletion and amortization	$9.3	$8.7	$6.1	$6.1	$2.1	$2.2	$-	$-	$17.5	$17.0
Capital expenditures	11.3	10.2	6.3	2.3	2.2	0.7	—	—	19.8	13.2

Year ended December 31					Advanced Airlaid
In millions	Specialty Papers		Composite Fibers		Materials		Other and Unallocated		Total
	2011	2010	2011	2010	2011	2010	2011	2010	2011	2010
Net sales	$875.1	$842.6	$476.0	$419.2	$252.0	$193.5	$-	$-	$1,603.2	$1,455.3
Energy and related sales, net	9.3	10.7	—	—	—	—	—	—	9.3	10.7

Total revenue	884.4	853.3	476.0	419.2	252.0	193.5	—	—	1,612.5	1,466.0
Cost of products sold	775.7	740.2	395.7	350.5	227.7	181.7	7.2	7.4	1,406.3	1,279.7

Gross profit	108.7	113.1	80.3	68.7	24.3	11.8	(7.2)	(7.4)	206.2	186.2
SG&A	51.4	54.7	39.5	35.8	10.9	7.4	23.0	24.3	124.9	122.1
Gains on dispositions of plant, equipment and timberlands	—	—	—	—	—	—	(4.0)	(0.5)	(4.0)	(0.5)

Total operating income (loss)	57.3	58.4	40.8	32.9	13.4	4.4	(26.2)	(31.2)	85.3	64.6
Non-operating income (expense)	—	—	—	—	—	—	(34.4)	(31.1)	(34.4)	(31.1)

Income (loss) before income taxes	$57.3	$58.4	$40.8	$32.9	$13.4	$4.4	$(60.7)	$(62.3)	$50.8	$33.5

Supplementary Data
Net tons sold	779.6	764.7	93.3	90.4	88.0	72.8	—	—	960.9	927.9
Depreciation, depletion and amortization	$36.0	$34.9	$24.8	$23.7	$8.5	$7.2	$-	$-	$69.3	$65.8
Capital expenditures	31.4	24.1	22.5	8.2	10.6	4.2	—	—	64.5	36.5

The sum of individual amounts set forth above may not agree to the consolidated financial statements included herein due to rounding.

Advanced Airlaid Materials reflect the results of the Concert Industries acquisition prospectively since its completion on February 12, 2010.

Selected Financial Information
(unaudited)

	Year ended December 31
In thousands	2011	2010
Cash Flow Data
Cash provided (used) by:
Operating activities	$140,307	$168,005
Investing activities	(16,830)	(264,217)
Financing activities	(180,140)	59,681
Depreciation, depletion and amortization	69,313	65,839
Capital expenditures	64,491	36,491
	December 31,

	2011	2010

Balance Sheet Data
Cash and cash equivalents	$38,277	$95,788
Total assets	1,136,925	1,341,747
Total debt	227,000	333,022
Shareholders’ equity	490,404	552,442

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

This press release includes a discussion of earnings before the effects of certain specifically identified items, which is referred to as adjusted earnings, a non-GAAP measure. The Company uses non-GAAP adjusted earnings to supplement the understanding of its consolidated financial statements presented in accordance with GAAP. Non-GAAP adjusted earnings is meant to present the financial performance of the Company’s core operations, which consists of the production and sale of specialty papers, composite fibers papers and airlaid non-woven materials. Management and the Company’s Board of Directors use non-GAAP adjusted earnings to evaluate the performance of the Company’s fundamental business in relation to prior periods. The performance of the Company’s operations is evaluated based upon numerous items such as tons sold, average selling prices, gross margins and overhead, among others. Gains on the sale of timberlands, acquisition and integration related costs, debt refinancing costs and restructuring charges are excluded from the Company’s calculation of non-GAAP adjusted earnings because management believes each of these items is unique and not part of the Company’s core business, and will only impact the Company’s financial results for a limited period of time. Gains from timberland sales are distinct from revenues generated from paper product sales. Unlike items such as cost of raw materials and overhead costs, acquisition and integration related costs, debt refinancing, and restructuring charges are unique items that do not represent direct costs incurred in the manufacture and sale of the Company’s products.

Unlike net income determined in accordance with GAAP, non-GAAP adjusted earnings does not reflect all charges and gains recorded by the Company for the applicable period and, therefore, does not present a complete picture of the Company’s results of operations for the respective period. However, non-GAAP adjusted earnings provides a measure of how the Company’s core operations are performing, which management believes is useful to investors because it allows comparison of such operations from period to period. Non-GAAP adjusted earnings should not be considered in isolation from, or as a substitute for, measures of financial performance prepared in accordance with GAAP.

Free Cash Flows	Three months ended December 31
In thousands	2011	2010
Cash from operating activities	$59,172	$44,625
Less:
Capital expenditures	(19,849)	(13,222)
Free cash flows	$39,323	$31,403

Free Cash Flows	Year ended December 31
In thousands	2011	2010
Cash from operating activies	$140,307	$168,005
Less:
Capital expenditures	(64,491)	(36,491)
Free cash flows	$75,816	$131,514

Calculation of Net Debt	December 31
In thousands	2011 2010
Short term debt	$–	$798
Long term debt	227,000	332,224

Total	227,000	333,022
Less: Cash and cash equivalents	(38,277)	(95,788)

Total debt less cash and cash equivalents	188,723	237,234
Less: Collateralized debt	–	(36,695)

Net Debt	$188,723	$200,539